Investors Bancorp, Inc. Announces First Quarter Financial Results

SHORT HILLS, N.J., April 28, 2011 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ:ISBC) ("Company"), the holding company for Investors Savings Bank ("Bank"), reported net income of $18.2 million for the three months ended March 31, 2011 compared to net income of $13.3 million for the three months ended March 31, 2010. Basic and diluted earnings per share were $0.17 for the three months ended March 31, 2011 compared to $0.12 for the three months ended March 31, 2010.

Kevin Cummings, President and CEO commented on the quarter's results, "This was a solid quarter as earnings increased to $18.2 million or 17 cents per share. Credit also improved this quarter as non performing loans fell to 1.87% of total loans."

The following represents performance highlights and significant events that occurred during the period:

  Net interest margin for the three months ended March 31, 2011 was 3.37%, This represents an increase of 31 basis points compared to prior year quarter and a increase of 18 basis points compared to linked quarter.
  The return on average equity improved to 8.0% for the three months ended March 31, 2011, compared to 6.23% for the three months March 31, 2010.
  Net loans increased $234.0 million, or 3.0%, to $8.15 billion at March 31, 2011 from $7.92 billion at December 31, 2010.
  Efficiency ratio remained strong at 45.46%.
  Common stock repurchased during the three months ended March 31, 2011 totaled 184,277 shares.
  During the quarter, the Board of Directors approved the Company's fourth share repurchase program which authorizes the repurchase of an additional 10% of the Company's outstanding shares of common stock or approximately 3.9 million shares.  The new repurchase program will commence immediately upon completion of the third repurchase plan of approximately 4.3 million shares of which 601,567 remain available as of March 31, 2011.  Common stock repurchased since announcing the our first share repurchase program on September 25, 2006, totaled 13,809,102 shares.
  The Company maintains a strong tangible capital ratio of 8.99%, and is considered well capitalized under regulatory guidelines.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $10.6 million, or 10.3%, to $113.7 million for the three months ended March 31, 2011 from $103.1 million for the three months ended March 31, 2010. This increase is attributed to the average balance of interest-earning assets increasing $1.13 billion, or 13.9%, to $9.23 billion for the three months ended March 31, 2011 from $8.10 billion for the three months ended March 31, 2010. This was partially offset by the weighted average yield on interest-earning assets decreasing 16 basis points to 4.93% for the three months ended March 31, 2011 compared to 5.09% for the three months ended March 31, 2010.

Interest income on loans increased by $12.5 million, or 13.7%, to $103.5 million for the three months ended March 31, 2011 from $91.0 million for the three months March 31, 2010, reflecting a $1.33 billion, or 19.8%, increase in the average balance of net loans to $8.04 billion for the three months ended March 31, 2011 from $6.72 billion for the three months ended March 31, 2010. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $577.9 million and $508.0 million, respectively. This activity is consistent with our strategy to diversify our loan portfolio by adding more multi-family loans and commercial real estate loans. This was partially offset by a 27 basis point decrease in the average yield on loans to 5.15% for the three months ended March 31, 2011 from 5.42% for the three months ended March 31, 2010.

Interest income on all other interest-earning assets, excluding loans, decreased by $1.8 million, or 15.3%, to $10.2 million for the three months ended March 31, 2011 from $12.0 million for the three months ended March 31, 2010. This decrease reflected a $202.5 million decrease in the average balance of all other interest-earning assets, excluding loans, to $1.19 billion for the three months ended March 31, 2011 from $1.39 billion for the three months ended March 31, 2010. In addition, the weighted average yield on interest-earning assets, excluding loans, decreased by 3 basis points to 3.44% for the three months ended March 31, 2011 compared to 3.47% for the three months ended March 31, 2010.

Interest Expense

Total interest expense decreased by $5.2 million, or 12.6%, to $35.9 million for the three months ended March 31, 2011 from $41.1 million for the three months ended March 31, 2010. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 48 basis points to 1.74% for the three months ended March 31, 2011 compared to 2.22% for the three months ended March 31, 2010. This was partially offset by the average balance of total interest-bearing liabilities increasing by $875.2 million, or 11.8%, to $8.27 billion for the three months ended March 31, 2011 from $7.40 billion for the three months ended March 31, 2010.

Interest expense on interest-bearing deposits decreased $3.8 million, or 15.9% to $20.0 million for the three months ended March 31, 2011 from $23.8 million for the three months ended March 31, 2010. This decrease is attributed to a 45 basis point decrease in the average cost of interest-bearing deposits to 1.24% for the three months ended March 31, 2011 from 1.69% for the three months ended March 31, 2010 as deposit rates decreased to reflect the current interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $828.0 million, or 14.7% to $6.45 billion for the three months ended March 31, 2011 from $5.62 billion for the three months ended March 31, 2010. Core deposit growth represented 91.7%, or $759.2 million of the increase in the average balance of total interest-bearing deposits.

Interest expense on borrowed funds decreased by $1.4 million, or 8.2%, to $16.0 million for the three months ended March 31, 2011 from $17.4 million for the three months ended March 31, 2010. This decrease is attributed to the average cost of borrowed funds decreasing 41 basis points to 3.49% for the three months ended March 31, 2011 from 3.90% for the three months ended March 31, 2010 as some of our borrowed funds repriced at lower rates. This was partially offset by the average balance of borrowed funds increasing by $47.2 million or 2.7%, to $1.83 billion for the three months ended March 31, 2011 from $1.78 billion for the three months ended March 31, 2010.

Net Interest Income

Net interest income increased by $15.8 million, or 25.5%, to $77.7 million for the three months ended March 31, 2011 from $61.9 million for the three months ended March 31, 2010. The increase was primarily due to a 48 basis point decrease in our cost of interest-bearing liabilities to 1.74% for the three months ended March 31, 2011 from 2.22% for the three months ended March 31, 2010. This was partially offset by the yield on our interest-earning assets decreasing 16 basis points to 4.93% for the three months ended March 31, 2011 from 5.09% for the three months ended March 31, 2010. Short term interest rates remaining at historically low levels resulted in many of our deposits and borrowed funds repricing downward. This had a positive impact on our net interest margin which improved by 31 basis points from 3.06% for the three months ended March 31, 2010 to 3.37% for the three months ended March 31, 2011.

Provision for Loan Losses

Our provision for loan losses was $17.0 million for the three months ended March 31, 2011 compared to $13.1 million for the three months ended March 31, 2010. For the three months ended March 31, 2011, net charge-offs were $9.0 million compared to $5.2 million for the three months ended March 31, 2010. The increase in our provision is due to continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; the level of non-performing loans; and an increase in loan delinquency caused by the adverse economic conditions in our lending area.

The following table sets forth non-performing assets and accruing past due loans on the dates indicated in conjunction with our quality ratios:

	March 31,		December 31,		September 30,		June 30,		March 31,
	2011		2010		2010		2010		2010
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
							(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	64	$15.3	89	$17.8	83	$20.5	65	$19.0	84	$18.2
Construction	-	-	-	-	3	25.4	-	-	1	1.9
Multi-family	-	-	2	4.7	-	-	3	11.7	2	3.9
Commercial	6	4.8	1	0.7	2	1.9	2	0.8	4	4.5
Commercial and industrial	-	-	1	0.1	2	1.3	3	0.6	4	0.9
Total 30 to 59 days past due	70	20.1	93	23.3	90	49.1	73	32.1	95	29.4
60 to 89 days past due:
Residential and consumer	24	4.0	39	12.1	30	5.6	40	8.0	39	10.0
Construction	4	13.8	1	7.9	1	1.4	1	2.4	6	23.6
Multi-family	7	25.0	3	12.9	2	11.9	3	0.9	-	-
Commercial	1	0.7	1	0.5	-	-	-	-	1	0.6
Commercial and industrial	-	-	2	0.6	2	1.1	3	0.4	-	-
Total 60 to 89 days past due	36	43.5	46	34.0	35	20.0	47	11.7	46	34.2
Total accruing past due loans	106	$63.6	139	$57.3	125	$69.1	120	$43.8	141	$63.6

Non-performing (non-accruing):
Residential and consumer	281	$80.8	263	$74.7	239	$68.7	210	$60.4	199	$57.1
Construction	22	64.2	26	82.8	21	67.1	21	67.6	22	61.6
Multi-family	3	2.7	3	2.7	6	3.5	3	2.7	2	2.5
Commercial	11	4.7	8	3.9	8	4.6	8	4.6	9	3.5
Commercial and industrial	6	2.0	5	1.8	2	1.0	2	0.6	-	-
Total Non-Performing Loans	323	$154.4	305	$165.9	276	$144.9	244	$135.9	232	$124.7

Non-performing loans to total loans		1.87%		2.08%		1.94%		1.88%		1.82%
Allowance for loan loss as a
percent of non-performing
loans		64.04%		54.81%		58.39%		53.23%		50.47%
Allowance for loan losses as a
percent of total loans		1.20%		1.14%		1.13%		1.00%		0.92%

Total non-performing loans, defined as non-accruing loans, were $154.4 million at March 31, 2011 compared to $124.7 million at March 31, 2010. At March 31, 2011, there is one construction loan totaling $2.9 million, one commercial real estate loan totaling $2.3 million and 13 residential loans totaling $4.8 million which are deemed troubled debt restructurings. These loans are performing under the restructured terms.

The allowance for loan losses increased by $8.0 million to $98.9 million at March 31, 2011 from $90.9 million at December 31, 2010. Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, change in composition of the loan portfolio, increasing loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income was $6.5 million for the three months ended March 31, 2011 compared to $3.9 million for the three months ended March 31, 2010. The increase is attributed to a $1.9 million increase in fees and service charges to $3.5 million for the three months ended March 31, 2011. This increase is partially attributed to fees from commercial deposit and loan accounts as well as fees generated from the servicing of third party loan portfolios. In addition, there was an increase in gain on loan sales of $508,000 million to $2.3 million for the three months ended March 31, 2011 as refinancing activity during the current quarter resulted in more loans being sold into the secondary market than the prior year quarter.

Non-Interest Expenses

Total non-interest expenses increased by $7.9 million, or 25.9%, to $38.3 million for the three months ended March 31, 2011 from $30.4 million for the three months ended March 31, 2010. Compensation and fringe benefits increased $4.9 million as a result of staff additions primarily from the acquisition of Millennium bcpbank deposit franchise. Additionally we increased our staff in our retail banking areas, our mortgage company and commercial real estate lending department. There was also normal merit increases and approximately $1.5 million in severance related expenses. Occupancy expense increased $1.9 million as a result of the costs associated with expanding our branch network, and increased costs due to weather related expenses. Advertising increased $505,000 due to our marketing efforts in relation to our expansion and data processing expenses increased $501,000 primarily due to increased volume of accounts.

Income Taxes

Income tax expense was $10.7 million for the three months ended March 31, 2011, representing a 37.07% effective tax rate compared to income tax expense of $9.1 million for the three months ended March 31, 2010 representing a 40.55% effective tax rate. The decrease in the effective tax rate is due to more revenue generated in states other than New Jersey.

Balance Sheet Summary

Total assets increased by $222.7 million, or 2.3%, to $9.82 billion at March 31, 2011 from $9.60 billion at December 31, 2010. This increase was largely the result of a $214.6 million increase in our net loans, including loans held for sale, to $8.17 billion at March 31, 2011 from $7.95 billion at December 31, 2010.

Net loans, including loans held for sale, increased by $214.6 million, or 2.7%, to $8.17 billion at March 31, 2011 from $7.95 billion at December 31, 2010. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by paydowns and payoffs of loans. The loans we originate and purchase are on properties primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, ISB Mortgage Co. For the three months ended March 31, 2011, ISB Mortgage Co. originated $337.8 million in residential mortgage loans of which $104.3 million were sold to third party investors and $233.5 million remained in our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months ended March 31, 2011, we purchased loans totaling $205.8 million from these entities. We also purchase, on a "bulk purchase" basis, pools of mortgage loans that meet our underwriting criteria from several well-established financial institutions in the secondary market. During the three months ended March 31, 2011, we purchased $4.8 million of residential mortgage loans on a "bulk purchase" basis.

Additionally, for the three month period ended March 31, 2011, we originated $153.7 million in multi-family loans, $91.7 million in commercial real estate loans, $31.2 million in commercial and industrial loans, $26.4 million in construction loans, and $23.5 million in consumer and other loans.

At March 31, 2011, total loans were $8.24 billion and included $5.0 billion in residential loans, $1.29 billion in commercial real estate loans, $1.29 billion in multi-family loans, $335.3 million in construction loans, $252.5 million in consumer and other loans, and $83.0 million in commercial and industrial loans.

Securities, in the aggregate, decreased by $376,000, or 0.04%, to $1.08 billion at March 31, 2011, from $1.08 billion at December 31, 2010. The decrease in the portfolio was due to paydowns, calls or maturities and was partially offset by the purchase of $106.6 million of agency issued mortgage backed securities during the three months ended March 31, 2011.

The amount of stock we ownin the Federal Home Loan Bank (FHLB) increased by $11.4 million from $80.4 million at December 31, 2010 to $91.7 million at March 31, 2011 as a result of an increase in our level of borrowings at March 31, 2011. Other assets decreased $2.5 million due to prepaid amortizing FDIC insurance premiums.

Deposits decreased by $47.4 million, or 0.7%, to $6.73 billion at March 31, 2011 from $6.77 billion at December 31, 2010.. While overall deposits decreased, this was attributed to the run off of higher priced certificates of deposit which were partially offset by an increase in core deposits of $58.1 million or 1.7%.

Borrowed funds increased $240.5 million, or 13.2%, to $2.07 billion at March 31, 2011 from $1.83 billion at December 31, 2010 in order to fund our asset growth.

Stockholders' equity increased $17.8 million to $919.1 million at March 31, 2011 from $901.3 million at December 31, 2010. The increase is primarily attributed to the $18.2 million net income for three months ended March 31, 2011, $2.6 million of compensation cost related to equity incentive plans, partially offset by $2.5 million in purchases of treasury stock.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of March 31, 2011 had and eighty three branch offices located throughout northern and central New Jersey, New York and Massachusetts.

Earnings Conference Call April 29, 2011 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Friday, April 29, 2011 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on April 29, 2011 from 1:00 p.m. (ET) through July 29, 2011, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 449626. The conference call will also be simultaneously webcast on the Company's website www.isbnj.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
March 31, 2011 (Unaudited) and December 31, 2010
	March 31,	December 31,
Assets	2011	2010
	(In thousands)
Cash and cash equivalents	$77,610	76,224
Securities available-for-sale, at estimated fair value	658,115	602,733
Securities held-to-maturity, net (estimated fair value of
$459,144 and $514,223 at March 31, 2011
and December 31, 2010, respectively)	422,778	478,536
Loans receivable, net	8,151,658	7,917,705
Loans held-for-sale	15,692	35,054
Stock in the Federal Home Loan Bank	91,737	80,369
Accrued interest receivable	40,136	40,541
Other Real Estate Owned	1,399	976
Office properties and equipment, net	58,271	56,927
Net deferred tax asset	130,238	128,210
Bank owned life insurance	111,207	117,039
Intangible assets	39,700	39,004
Other assets	26,300	28,813
Total assets	$9,824,841	9,602,131
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$6,727,544	6,774,930
Borrowed funds	2,067,007	1,826,514
Advance payments by borrowers for taxes and insurance	40,811	34,977
Other liabilities	70,385	64,431
Total liabilities	8,905,747	8,700,852
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 113,166,850 and 112,851,127 outstanding
at March 31, 2011 and December 31, 2010, respectively	532	532
Additional paid-in capital	529,826	533,720
Retained earnings	500,924	483,269
Treasury stock, at cost; 4,853,430 and 5,169,153 shares at
March 31, 2011 and December 31, 2010, respectively	(57,340)	(62,033)
Unallocated common stock held by the employee stock
ownership plan	(33,678)	(34,033)
Accumulated other comprehensive loss	(21,170)	(20,176)
Total stockholders' equity	919,094	901,279
Total liabilities and stockholders' equity	$9,824,841	9,602,131

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)

	For the Three Months
	Ended March 31,
	2011	2010
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$103,481	91,028
Securities:
Government-sponsored enterprise obligations	169	198
Mortgage-backed securities	7,575	10,046
Municipal bonds and other debt	1,356	795
Interest-bearing deposits	17	73
Federal Home Loan Bank stock	1,082	928
Total interest and dividend income	113,680	103,068
Interest expense:
Deposits	19,988	23,760
Secured borrowings	15,955	17,378
Total interest expense	35,943	41,138
Net interest income	77,737	61,930
Provision for loan losses	17,000	13,050
Net interest income after provision
for loan losses	60,737	48,880
Non-interest income
Fees and service charges	3,459	1,590
Income on bank owned life insurance	649	521
Gain on sales of loans, net	2,255	1,747
Gain (loss) on securities transactions	23	(48)
Other income	116	123
Total non-interest income	6,502	3,933
Non-interest expense
Compensation and fringe benefits	22,050	17,136
Advertising and promotional expense	1,377	872
Office occupancy and equipment expense	6,229	4,356
Federal insurance premiums	2,700	3,225
Stationery, printing, supplies and telephone	789	635
Professional fees	1,011	1,082
Data processing service fees	1,932	1,431
Other operating expenses	2,209	1,689
Total non-interest expenses	38,297	30,426
Income before income tax expense	28,942	22,387
Income tax expense	10,728	9,077
Net income	$18,214	13,310
Basic earnings per share	$0.17	0.12
Diluted earnings per share	0.17	0.12
Weighted average shares outstanding
Basic	108,538,442	110,146,888
Diluted	108,686,529	110,201,851

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2011			March 31, 2010
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 71,051	$ 17	0.10%	$ 159,194	$ 73	0.18%
Securities available-for-sale	584,255	3,322	2.27%	464,673	3,203	2.76%
Securities held-to-maturity	450,168	5,778	5.13%	690,495	7,836	4.54%
Net loans	8,044,401	103,481	5.15%	6,715,435	91,028	5.42%
Stock in FHLB	80,607	1,082	5.37%	74,254	928	5.00%
Total interest-earning assets	9,230,482	113,680	4.93%	8,104,051	103,068	5.09%
Non-interest earning assets	410,821			386,967
Total assets	$ 9,641,303			$ 8,491,018

Interest-bearing liabilities:
Savings	$ 1,200,530	$ 2,561	0.85%	$ 876,737	$ 3,429	1.56%
Interest-bearing checking	1,011,731	1,446	0.57%	729,200	1,672	0.92%
Money market accounts	855,659	1,730	0.81%	702,781	1,962	1.12%
Certificates of deposit	3,378,093	14,251	1.69%	3,309,288	16,697	2.02%
Borrowed funds	1,828,426	15,955	3.49%	1,781,260	17,378	3.90%
Total interest-bearing liabilities	8,274,439	35,943	1.74%	7,399,266	41,138	2.22%
Non-interest bearing liabilities	457,466			237,332
Total liabilities	8,731,905			7,636,598
Stockholders' equity	909,398			854,420
Total liabilities and stockholders' equity	$ 9,641,303			$ 8,491,018

Net interest income		$ 77,737			$ 61,930

Net interest rate spread			3.19%			2.87%

Net interest earning assets	$ 956,043			$ 704,785

Net interest margin			3.37%			3.06%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.12	X		1.10	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended
	March 31,
	2011	2010

Return on average assets	0.76%	0.63%
Return on average equity	8.01%	6.23%
Interest rate spread	3.19%	2.87%
Net interest margin	3.37%	3.06%
Efficiency ratio	45.46%	46.20%
Non-interest expense to average total assets	1.59%	1.43%
Average interest-earning assets to average
interest-bearing liabilities	1.12	1.10

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

	March 31,	December 31,
	2011	2010

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.59%	1.74%
Non-performing loans as a percent of total loans	1.87%	2.08%
Allowance for loan losses as a percent of non-performing loans	64.04%	54.81%
Allowance for loan losses as a percent of total loans	1.20%	1.14%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	13.64%	13.75%
Tier 1 risk-based capital (to risk weighted assets) (1)	12.39%	12.50%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	8.57%	8.56%
Equity to total assets (period end)	9.35%	9.39%
Average equity to average assets	9.43%	10.02%
Tangible capital (to tangible assets)	8.99%	9.02%
Book value per common share	$8.37	$8.23

Other Data:
Number of full service offices	83	82
Full time equivalent employees	863	869

(1) Ratios are for Investors Savings Bank and do not include capital retained at the holding company level.

CONTACT: Domenick Cama ISBC, +1-973-924-5105, dcama@isbnj.com